EXHIBIT 99.1

INVESTOR CONTACT:
Deirdre Blackburn
(610) 293-0600

SAFEGUARD ANNOUNCES FIRST QUARTER RESULTS

Wayne, PA, April 29, 2004 – Safeguard Scientifics, Inc. (NYSE: SFE), a leader in developing companies primarily in the information technology and healthcare life sciences areas, today announced its operating results for the first quarter ended March 31, 2004.

“Over the last two years we have substantially completed the turnaround of Safeguard, culminating with the refinancing of our long-term debt in February 2004” said Anthony L. Craig, Safeguard’s President and Chief Executive Officer. “With $194 million of cash on hand at April 27, 2004, we are well positioned to continue the growth of our core strategic companies and to identify others for acquisition.”

Financial Highlights

Safeguard’s consolidated revenue for the first quarter of 2004 was $338.7 million, compared with $370.7 million for the first quarter of 2003 due primarily to a decline in revenues at CompuCom Systems, Inc.

For the quarter ended March 31, 2004, Safeguard reported a net loss of ($4.6) million, or a diluted loss per share of ($0.04), compared with a net loss of ($15.5) million, or a $(0.14) diluted loss per share in the first quarter of 2003.

As of March 31, 2004, Safeguard’s parent company cash balance was $183 million and the market value of its ownership of public company marketable securities was $267 million. Safeguard’s parent company cash balance was $194 million and the market value of its public company marketable securities was $226 million as of April 27, 2004.

Web Cast

Safeguard will host a Web cast on April 29, 2004 at 9:00 a.m. ET to discuss first quarter 2004 results. You can access the Web cast, which will be accompanied by slides, at the Safeguard Web site at www.safeguard.com. The conference call is also available via a toll-free number. For listen only access, please call the toll-free number 877-818-2521 by 8:55 a.m.

About Safeguard (www.safeguard.com)

Safeguard Scientifics, Inc. (NYSE: SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, and the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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     NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2004	2003
	(unaudited)
Assets
Current Assets
Cash and cash equivalents, restricted cash and short-term investments - Parent	$183,477	$131,065
- Subsidiaries	109,018	94,945
Trading securities	2,297	—
Accounts receivable	173,273	245,504
Inventories	28,524	35,849
Prepaid expenses and other current assets	13,535	11,293

Total current assets	510,124	518,656

Property and equipment, net	34,488	34,007
Ownership interests in and advances to affiliates	49,826	53,119
Intangible assets, net	13,222	14,689
Goodwill	195,999	195,652
Other	23,584	20,208

Total Assets	$827,243	$836,331

Liabilities and Shareholders’ Equity

Current convertible subordinated notes	$17,600	$—
Other current liabilities	169,747	240,459

Total current liabilities	187,347	240,459

Long-term debt	2,084	2,537
Minority interest	145,338	142,159
Other long-term liabilities	13,277	15,005
Convertible subordinated notes	95,900	200,000
Convertible senior debentures	150,000	—

Total shareholders’ equity	233,297	236,171

Total Liabilities and Shareholders’ Equity	$827,243	$836,331

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue	(unaudited)
Product sales	$223,028	$260,311
Service sales	115,618	109,489
Other	18	899

Total revenue	338,664	370,699

Operating Expenses
Cost of sales — product	206,814	235,906
Cost of sales — service	76,646	73,226
Selling and service	34,694	34,296
General and administrative	24,309	30,626
Depreciation and amortization	6,843	7,878

Total operating expenses	349,306	381,932

	(10,642)	(11,233)
Other income, net	10,479	4,191
Impairment — related party	—	(659)
Interest Income	635	1,032
Interest and financing expense	(3,298)	(3,444)

Loss before income taxes, minority interest and equity loss	(2,826)	(10,113)
Income tax expense	(768)	(1,392)
Minority interest	1,334	(10)
Equity loss	(2,374)	(4,024)

Net loss	$(4,634)	$(15,539)

Basic loss per share	$(0.04)	$(0.13)
Diluted loss per share	$(0.04)	$(0.14)
Weighted average shares outstanding — basic and diluted	119,315	118,163

Safeguard Scientifics, Inc.
Results of Segment Operations
(in thousands)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Summary
Strategic	(6,023)	(7,701)
Non-Strategic	9,172	575
CompuCom	1,458	3,446

Total segments	4,607	(3,680)
Corporate operations	(8,473)	(10,467)
Income tax expense	(768)	(1,392)

	(4,634)	(15,539)

Strategic
Revenue	31,044	31,695
Net Loss	(6,023)	(7,701)
Non-Strategic
Revenue	7,953	8,619
Net income	9,172	575
CompuCom
Revenue	299,656	330,297
Net income	1,458	3,446